EXHIBIT 10.2

EXECUTION VERSION

FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT

Dated as of April 13, 2016

This FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Amendment”) by and among TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina limited partnership, in its capacity as the borrower under the Credit Agreement (as defined below) (in such capacity, the “Borrower”), the “Guarantor” identified on the signature pages attached hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent under the Credit Agreement (the “Administrative Agent”) and the “Lenders” party to the Credit Agreement and identified on the signature pages hereto, is with respect to that certain Amended and Restated Term Loan Agreement dated as of October 29, 2015, among the Borrower, the Administrative Agent, the Lenders, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., and PNC Capital Markets LLC, as Joint Lead Arrangers, SunTrust Bank and PNC BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents, REGIONS BANK, as Documentation Agent, and WELLS FARGO SECURITIES, LLC, as Sole Bookrunner (as the same may have been or may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is an amendment to and modification of the terms, conditions and provisions of the Credit Agreement and the other Loan Documents referenced therein, as set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement, as amended hereby.

WHEREAS, pursuant to Section 2.12 of the Credit Agreement, the Borrower has requested that the Lenders identified on Schedule 1 attached hereto as having an “Additional Loan Amount” (each, an “Additional Commitment”) make available to the Borrower additional term loans under the Credit Agreement in an aggregate principal amount of $75,000,000 (the “Additional Loans”).
WHEREAS, the Borrower and the Guarantor have requested that the Administrative Agent and the Lenders (a) modify certain terms and provisions of the Loan Documents as set forth herein and (b) provide for the making of the Additional Loans subject to the terms and conditions hereof and of the Credit Agreement. The Administrative Agent and the Lenders are willing to make such modifications subject to the satisfaction of certain conditions precedent as set forth herein and subject to the Borrower and the Guarantor making the representations and assurances hereinafter set forth and agreeing to the covenants, terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.    Additional Term Loans.

(a)    Subject to the terms and conditions set forth in this Amendment and in the Credit Agreement, each Lender with an Additional Commitment severally and not jointly agrees to make an Additional Loan to the Borrower on the First Amendment Effective Date in a principal amount equal to such Lender's Additional Commitment. Immediately upon the funding of an Additional Loan by a Lender hereunder, such Lender's Additional Commitment shall automatically terminate.

(b)    The parties hereto agree that (i) each reference to “Loan” or “Loans” in the Credit Agreement shall hereafter refer to each of (A) the Loans outstanding under the Credit Agreement immediately prior to the effectiveness of this Amendment (the “Existing Loans”) and (B) the Additional Loans and (ii) each provision of the Credit Agreement shall be applicable to the Additional Loans as Loans thereunder.

2.    Amendments to Credit Agreement. The Credit Agreement is hereby modified as follows:

(a)    The following definitions set forth in Section 1.01 of the Credit Agreement are hereby deleted in their entireties and replaced with the following:

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating	Eurodollar Applicable Rate	Base Rate Applicable Rate
1	A-/A3 or higher	0.900%	0.000%
2	BBB+/Baa1	0.950%	0.000%
3	BBB/Baa2	1.100%	0.100%
4	BBB-/Baa3	1.350%	0.350%
5	below BBB-/Baa3	1.750%	0.750%
“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level that is attributable to such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.
The Applicable Rate as of the First Amendment Effective Date through, but excluding, the date on which the Applicable Rate adjusts in accordance with the following sentence shall be determined based on Pricing Level 2. Any change in the Borrower’s Debt Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower that the Borrower’s Debt Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Debt Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Debt Rating has changed.

“Arranger” means a collective reference to Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., PNC Capital Markets LLC and Regions Capital Markets, a division of Regions Bank, in their capacities as joint lead arrangers and Wells Fargo Securities, LLC, as sole bookrunner.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Documentation Agent” means Branch Banking and Trust Company, in its capacity as Documentation Agent.
“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period. If, for any reason, the rate referred to in the preceding sentence does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the Eurodollar Rate shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. If the Eurodollar Rate determined as provided above would be less than zero, the Eurodollar Rate shall be deemed to be zero.

“Maturity Date” means April 13, 2021.

“Syndication Agent” means a collective reference to SunTrust Bank, PNC Bank, National Association and Regions Bank, in their capacities as Co-Syndication Agents and any successor syndication agent with respect to any or all of them.

(b)    The Credit Agreement is amended by adding the following definitions to Section 1.01 thereof in the appropriate alphabetical location:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“First Amendment Effective Date” means April 13, 2016.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(c)    The Credit Agreement is amended by amending Section 2.12 thereof to replace the reference to the amount “$400,000,000” therein with a reference to the amount “$500,000,000”.

(d)    The Credit Agreement is amended by replacing the last proviso in Section 2.14(b) thereof with the following:

“and provided, further, that subject to Section 10.22 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.”

(e)    The Credit Agreement is amended by amending Article X thereof by adding a new Section 10.22 to read as follows:

“10.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”
3.    General Loan Document Modifications. In addition to the amendments and modifications set forth in Section 2 above, each of the Loan Documents is hereby amended (or, as applicable, further amended) in the following respects:

(a)    each reference contained in the Loan Documents to any other Loan Documents or the Loan Documents generally, is hereby deemed to be a reference to such document as amended, restated, extended, supplemented or modified by (as applicable) this Amendment; and

(b)    this Amendment shall be deemed to be included as a “Loan Document” in any and all references to the “Loan Documents” contained in any of the Loan Documents existing as of the date hereof or which are executed following the date hereof.

4.    Pro Rata Share Adjustments; New Lender.

(a)    On the First Amendment Effective Date, each Lender with an Additional Commitment shall make its Additional Loan pursuant to Section 1 hereof in the amount set forth underneath the column entitled “Additional Loan Amount” on Schedule 1 attached hereto and, upon the making thereof, the Administrative Agent, the Borrower and each Lender acknowledges and agrees that the amount of each Lender’s Applicable Percentage shall be the amount set forth underneath the column entitled “Applicable Percentage” set forth on Schedule 1 attached hereto.

(b)    Upon the effectiveness of this Amendment, Bank of America, N.A., as a new Lender (the “New Lender”), agrees that it shall have all of the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents and agrees to fund its Additional Loan required pursuant to the foregoing clause (a) on the date hereof.

(c)    The New Lender (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (B) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (C)

from and after the effectiveness of this Amendment, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (D) it is sophisticated with respect to decisions to make an Additional Loan and either it, or the Person exercising discretion in making its decision to make an Additional Loan, is experienced in making loans of such type, (E) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment and to make an Additional Loan, (F) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment and the Credit Agreement, and (G) it has provided all documentation required to be delivered by it pursuant to the terms of the Credit Agreement to the Administrative Agent, duly completed and executed by it; and (ii) agrees that (A) it will, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

5.    Titled Agents. On the First Amendment Effective Date, (i) Regions Capital Markets, a division of Regions Bank, shall be awarded the title of “Joint Lead Arranger”, (ii) Regions Bank shall be awarded the title of “Co-Syndication Agent” and (iii) Branch Banking and Trust Company shall be awarded the title of “Documentation Agent” under the Credit Agreement.

6.    Effect; Limitation of Modifications; Reaffirmation. The amendments and modifications set forth herein relate only to those provisions of the Credit Agreement specifically designated thereby and shall not be construed to extend to any other covenants, terms, conditions or provisions of the Credit Agreement or any of the other Loan Documents. All other terms, conditions and provisions of the Credit Agreement and each of the other Loan Documents shall remain in full force and effect. In furtherance of the foregoing, except as specifically modified in connection herewith, each of the terms and conditions of the Credit Agreement and each other Loan Document are hereby ratified and confirmed by each of the undersigned and each such party hereby acknowledges and agrees that such documents shall remain in force and effect. Nothing contained herein shall in any way prejudice, impair or affect the rights and remedies of the Lenders under the Credit Agreement and each of the Loan Documents or the rights of the Borrower thereunder. The amendments and modifications contained herein shall be deemed to have prospective application only. If any provision of any of this Amendment or of any Loan Document, as amended hereby, is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

7.    Guaranties and Acknowledgements. The Guarantor hereby consents to the amendments and modifications as set forth herein. The Guarantor, by signature below as such, for a valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby consents to and joins in this Amendment and hereby declares to and agrees with the Lenders and Administrative Agent that (a) its Guaranty, as amended by this Amendment, is and shall continue in full force and effect for the benefit of the Lenders and Administrative Agent, (b) there are no offsets, claims, counterclaims, cross-claims or defenses of the Guarantor with respect to its Guaranty, (c) that its Guaranty is not released, diminished or impaired in any way by this Amendment or the transactions contemplated hereby, and (d) that its Guaranty, as modified hereby, is hereby ratified and confirmed in all respects.

8.    Conditions Precedent. The effectiveness of this Amendment and the obligation of the Lenders to make the Additional Loans are subject to satisfaction of the following conditions precedent:

(a)    receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(i)    a counterpart of this Amendment duly executed by the Borrower, the Guarantor, the Administrative Agent and each of the Lenders;

(ii)    payment by Borrower of (A) all outstanding fees and expenses of the Administrative Agent and the Administrative Agent’s counsel incurred in connection with the preparation, review or negotiation of this Amendment and all other amendments, restatements, supplements or negotiations related to the Loan Documents or the Loans (including the Additional Loans), (B) all fees and expenses of the Administrative Agent and the Lenders as set forth in (w) that certain Fee Letter dated as of March 17, 2016, by and among the Borrower, the Administrative Agent and Wells Fargo Securities, LLC, (x) that certain Fee Letter dated as of March 28, 2016, by and among the Borrower, Regions Bank and Regions Capital Markets, a division of Regions Bank (y) that certain Fee Letter dated as of April 7, 2016, by and among the Borrower, PNC Bank, National Association and PNC Capital Markets LLC and (z) that certain Fee Letter dated as of April 5, 2016, by and among the Borrower, SunTrust Bank and SunTrust Robinson Humphrey, Inc., and (C)

all other fees and expenses relating to the preparation, execution and delivery of this Amendment or otherwise related to the Credit Agreement or the Loan Documents which are due and payable on the date hereof pursuant to the terms of any Loan Document (including, without limitation, any costs incurred for appraisals, insurance, tax services, engineering, inspections, searches and recording and attorneys’ fees incurred in connection with the above);

(iii)    a certificate signed by the Secretary or Assistant Secretary of the Borrower and the Guarantor certifying (A) that each such party’s organizational documents have not been amended since October 29, 2015, or have not been amended except to the extent of such amendments as have been attached to such certificates as have been provided to Administrative Agent in writing and (B) attached and executed resolutions from the Borrower and the Guarantor authorizing the execution and delivery of this Amendment;

(iv)    an opinion of counsel to the Borrower and the Guarantor, addressed to the Administrative Agent and each Lender, as to matters concerning the Borrower, the Guarantor, this Amendment, the Credit Agreement and the other Loan Documents as the Administrative Agent may reasonably request;

(v)    a Compliance Certificate of a Responsible Officer of the Parent calculated on a pro forma basis, after giving effect to the making of the Additional Loans on the date hereof and the amendments to the Credit Agreement contemplated hereby;

(vi)    a certificate signed by a Responsible Officer of the Parent certifying immediately after giving effect to this Amendment and all the transactions contemplated herein, (A) no Default exists and (B) the representations and warranties contained in Article V of the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the effective date of this Amendment except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of such certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(vii)    a new Note executed by the Borrower, payable to the New Lender and replacement Notes executed by the Borrower, payable to each existing Lenders making an Additional Loan (in which event, the applicable existing Lender(s) shall return the applicable existing Note(s) to the Borrower, marked “cancelled” or “superseded”), in the principal amount of such Lender’s aggregate Loans immediately following the making of the Additional Loans; and

(viii)    such other documents, instruments and agreements as the Administrative Agent may reasonably request.

(b)    There shall not have occurred a material adverse change since the Closing Date in the business, assets, operations, or condition (financial or otherwise) of the Borrower and the other Consolidated Parties taken as a whole, as reasonably determined by the Administrative Agent.

(c)    There shall not exist any action, suit, investigation, or proceeding pending or threatened, in any court or before any arbitrator or Governmental Authority that could have a Material Adverse Effect, as reasonably determined by the Administrative Agent.

(d)    There shall not exist any material disruption of the financial or capital markets, as reasonably determined by the Administrative Agent.

(e)    The Borrower and the Guarantor shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

9.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

10.    Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (as and to the extent provided and permitted in the Credit Agreement). No party shall transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent.

11.    Execution of Future Documents. The Borrower and/or the Guarantor will execute such additional documents as are reasonably requested by the Administrative Agent to reflect the terms and conditions of this Amendment, and will cause to be delivered such additional certificates, legal opinions and other documents as are reasonably required by the Administrative Agent.

12.    Release. In consideration of the amendments and modifications set forth herein, the Borrower and the Guarantor each hereby releases and holds harmless the Administrative Agent, the Lenders and each of their respective officers, employees and agents, from and against any claim, action, suit, demand, cost, expense or liability of any kind relating to the making of the Loans, the administration of it or any business communications and dealings between the Borrower and/or the Guarantor, on one hand, and the Administrative Agent and/or the Lenders, on the other, concerning the Loans, the Loan Documents or the transactions documented, governed or evidenced thereby or contemplated therein.

13.    Defaults Under the Loan Documents. The failure of the Borrower and/or the Guarantor to perform any of their respective obligations under this Amendment or any of the other Loan Documents (following any applicable notice and cure periods) or the falsity of any representation or warranty made herein or the failure of the Borrower and/or the Guarantor to advise Administrative Agent that a representation or warranty made herein is no longer true shall, at the option of the Administrative Agent and/or Lenders (as applicable under the Credit Agreement) after expiration of any applicable cure period, constitute an Event of Default under the Credit Agreement.

14.    Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Amendment shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered. Each counterpart hereof shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.
15.    No Novation. The Borrower and the Guarantor intend for the amendments to the Loan Documents to evidence an amendment to the terms of the existing indebtedness of the Borrower and the Guarantor to the Administrative Agent and Lenders and do not intend for such amendments to constitute a novation in any manner whatsoever.
16.    Fees and Expenses. The Borrower hereby agrees that all fees, expenses and costs incurred by the Administrative Agent or its counsel in reviewing, negotiating, preparing and granting the amendment set forth herein shall, to the extent not paid or invoiced as of the date hereof, be paid by it upon demand as fees, costs and expenses incurred in connection with the Credit Agreement.
17.    Amendments; Use of Terms. This Amendment may not be supplemented, changed, waived, discharged, terminated, modified or amended except in written form executed by all parties hereto. Wherever in this Amendment any word or combination of words (including defined terms) connotes number or gender, such word or combination of words shall be deemed of such number (singular or plural) and such gender (masculine, neuter or feminine) as the context and circumstances may require. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and assigns.
18.    Authority. Each of the undersigned hereby represents and warrants that he/she has the necessary power and authority to execute this Amendment on behalf of the party for whom it is executed and that such action has been duly authorized by all necessary action of the party for whom it is executed prior to the date hereof.
19.    Final Agreement. This Amendment represents the final agreement between the parties and supersedes all previous negotiations, discussions and agreements, contemporaneous or subsequent, between the parties, and no parol evidence of any prior or other agreement shall be permitted to contradict or vary their terms. There are no promises, terms, conditions or obligations other than those contained in this Amendment. There are no unwritten oral agreements between the parties.
20.    Binding Effect. This Amendment shall, upon satisfaction of the items set forth in Section 8 above, be effective as of the date first set forth above. Thereafter, this Amendment shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender, each of the other parties to the Loan Documents and each of their respective successors and assigns.
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IN WITNESS WHEREOF, this First Amendment to Amended and Restated Term Loan Agreement has been duly executed under seal as of the date and year first above written.

BORROWER:

Tanger Properties Limited Partnership, a North Carolina limited partnership

By: Tanger GP Trust, its sole general partner

By:  /s/ Virgina R. Summerell
Name: Virgina R. Summerell
Title: Vice President and assistant Secretary

GUARANTOR:	Tanger Factory Outlet Centers, Inc., a North Carolina corporation By: /s/ Virgina R. Summerell Name: Virgina R. Summerell Title: Vice President and assistant Secretary

[Signature Page to First Amendment to Amended and Restated Term Loan Agreement
with Tanger Properties Limited Partnership]

LENDERS/AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

	By:	/s/ D. Bryan Gregory
	Name:	D. Bryan Gregory
	Title:	Director

[signature pages continue]

[Signature Page to First Amendment to Amended and Restated Term Loan Agreement
with Tanger Properties Limited Partnership]

SUNTRUST BANK, as a Lender

By:	/s/ Danny Stover
Name:	Danny STover
Title:	Senior Vice President

[signature pages continue]

[Signature Page to First Amendment to Amended and Restated Term Loan Agreement
with Tanger Properties Limited Partnership]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Darin Mortimer
Name:	Darin Mortimer
Title:	Senior Vice President

[signature pages continue]

[Signature Page to First Amendment to Amended and Restated Term Loan Agreement
with Tanger Properties Limited Partnership]

REGIONS BANK, as a Lender

By:	/s/ Shi S. Gavin
Name:	Shi S. Gavin
Title:	Senior Vice President

[signature pages continue]

[Signature Page to First Amendment to Amended and Restated Term Loan Agreement
with Tanger Properties Limited Partnership]

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ Eric Searls
Name:	Eric Searls
Title:	Senior Vice President

[signature pages continue]

[Signature Page to First Amendment to Amended and Restated Term Loan Agreement
with Tanger Properties Limited Partnership]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ J. Lee Hord
Name:	J. Lee Hord
Title:	Senior Vice President

[signature pages continue]

[Signature Page to First Amendment to Amended and Restated Term Loan Agreement
with Tanger Properties Limited Partnership]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Alice Endres
Name:	Alice Endres
Title:	Vice President

Schedule 1

Bank	Existing Loan	Additional Loan Amount	Aggregate Loans	Applicable Percentage
Wells Fargo Bank, National Association	$60,000,000	$5,000,000	$65,000,000	20.000000000%
SunTrust Bank	$60,000,000	$5,000,000	$65,000,000	20.000000000%
PNC Bank, National Association	$60,000,000	$5,000,000	$65,000,000	20.000000000%
Regions Bank	$40,000,000	$25,000,000	$65,000,000	20.000000000%
Branch Banking and Trust Company	$15,000,000	$15,000,000	$30,000,000	9.230800000%
U.S. Bank National Association	$15,000,000	$2,500,000	$17,500,000	5.384600000%
Bank of America, N.A.	None	$17,500,000	$17,500,000	5.384600000%
Total	$250,000,000	$75,000,000	$325,000,000	100.000000000%